Wits Basin Announces Termination of Easyknit Merger;
Company to Focus on Exploiting its Present Project Portfolio

Thursday November 1, 9:19 am ET

MINNEAPOLIS—(BUSINESS WIRE)— Wits Basin Precious Minerals Inc. (OTCBB: WITM) has terminated its merger agreement with Easyknit Enterprises Holdings Limited, effective immediately, with delivery of a notice of termination to Easyknit and Race Merger, Inc. today. The Company decided to terminate the merger for, among other reasons, the existence of material adverse effects relating to Easyknit under the merger agreement; Wits Basin’s dissatisfaction in its sole and absolute discretion in the due diligence of Easyknit; and breaches of covenant by Easyknit under the merger agreement. The three parties to the proposed merger continue to be involved in litigation which is proceeding in Minnesota state court. Wits Basin intends to continue to vigorously enforce its rights and remedies in the pending action.

“With the merger behind us, we can now focus our energies on unlocking our accumulated assets’ potential,” said Wits Basin CEO Stephen D. King. “We believe we will be able to capitalize on the potential of mining properties located in South Africa, Mexico, the United States and the People's Republic of China. The management and operation of these properties was and remains independent from Easyknit and the now-terminated merger transaction.

“Progress continues to be made at our Bates-Hunter gold mine in Colorado as evidenced by the recently released encouraging assay results. We are working with our partner Journey Resources to resume full-scale mapping and exploration activities on the Vianey silver-lead-zinc property in Mexico. In South Africa, we believe we are nearing the finalization of a plan to potentially begin exploratory drilling during the first quarter of 2008 on the extensive FSC gold exploration project. We will also continue advancing our efforts on our projects presently underway in China.”

# # #

About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in three exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc., visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties include, among others, the Company's ability to obtain or maintain regulatory approvals; the Company's ability to obtain necessary financing; the outcome of the Company’s pending litigation with Easyknit; the Company's ability to complete the various mining project acquisitions in the People's Republic of China, which are subject to execution of final documentation, completion of due diligence and receipt of necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"). The Company disclaims any obligation to update its forward-looking statements.

Wits Basin Announces Termination of Easyknit Merger	Page 2

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact:
Wits Basin Precious Minerals Inc.
Chairman Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz